UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2007

TheStreet.com, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-25779	06-1515824
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14 Wall Street 15th Floor New York, NY	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 321-5000

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 23, 2007, TheStreet.com, Inc. (the “Company”) and David Morrow entered into a new Employment Agreement (the “Agreement”), effective as of August 23, 2007, upon expiration of his prior employment agreement with the Company. Pursuant to the Agreement, Mr. Morrow will continue to serve as the Editor in Chief of the Company through August 23, 2009.

In consideration for his service, Mr. Morrow is entitled to an annual base salary of $235,000 and is entitled to receive additional bonus compensation under the Company’s 2007 Performance Incentive Plan (the “Plan”), payable at year end or shortly thereafter, which may be cash and/or equity compensation, for his employment during each calendar year of the Term of the Agreement.

Mr. Morrow’s bonus will be calculated in accordance with formulas specified in the Agreement for Grant of Cash Performance Award Under 2007 Performance Incentive Plan.

If Mr. Morrow’s employment is terminated other than for “Cause” (as defined in the Agreement), if he resigns for “Good Reason” (as defined in the Agreement) or if under certain circumstances there is a Change of Control of the Company, , then he shall be entitled to receive (i) previously earned salary and bonus, including as prorated through the date of termination, resignation or expiration, as the case may be, (ii) health and insurance benefits for the greater of one year or the balance of the Term, and (iii) the outstanding annual salary to the same extent Mr. Morrow would have been entitled for the greater of the remainder of the Term or an additional twelve (12) month period. Pursuant to the Agreement, and as a condition to certain of the forgoing severance entitlements, Mr. Clarke is subject to certain non-competition, non-solicitation and confidentiality restrictions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TheStreet.com, Inc. (Registrant)

Date: August 28, 2007	By:	/s/ Thomas J. Clarke, Jr.
Chief Executive Officer